SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 20, 2012

Goldsands Development Company
(Exact name of registrant as specified in its charter)

Delaware	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Calle Juan Fanning 219, Miraflores, Lima, Peru
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  +51-1-446-6807

________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 20, 2012, Goldsands Development Company (the “Company”) entered into a Mineral Right Option and Joint Venture Agreement (the “Agreement”) with Mineros S.A., a company organized under the laws of Colombia (“Mineros”), under which the Company granted Mineros two exclusive options entitling Mineros to potentially acquire an 85% interest in the Company’s ownership interest of fifty (50) mineral rights concessions located in northeast Peru (the “Mineral Rights”) which the Company refers to as its Peru GoldSands project.  The Company’s ownership interest in the Mineral Rights is comprised of a 100% ownership interest in forty-one mineral rights concessions, which is subject to a 2.5% net returns royalty, and a 33% ownership interest in nine mineral rights concessions with the option to acquire the remaining 67% ownership in these nine mineral rights concessions over the next 12 months.

Pursuant to the terms of the Agreement, the Company also granted Mineros access to the property underlying the Mineral Rights in order for Mineros to be able to collect samples and conduct a due diligence investigation for a period of ninety days beginning February 1, 2012 (the “Due Diligence Period”). Mineros is responsible for all costs incurred in connection with its due diligence investigation, which may include services performed by the Company.

Within ten days following the completion of the Due Diligence Period, Mineros must either terminate the Agreement and Mineros' involvement with the Peru GoldSands project or proceed to exercise the first option (“Option 1”).  Should Mineros exercise Option 1, the Company would be prohibited during the subsequent option period of up to a maximum of 24 months (the “Option 1 Period”) from entering into any other negotiations relating to the Mining Rights or to make any further efforts to seek other potential business arrangements concerning the Mining Rights.  In exchange for exercising Option 1, Mineros will be obligated to pay the Company US$200,000 each four-month period during the Option 1 Period, which shall be considered as an advanced profit and shall be credited towards payment of future amounts, if any, payable to the Company should the parties enter into a joint venture to produce the Mineral Rights. During the Option 1 Period, Mineros would have the right to terminate the Agreement and its involvement with the Peru GoldSands project without incurring any liability by giving the Company one prior months notice.

Subject to the prior exercise by Mineros of Option 1 above, Mineros may, within 27 months from February 1, 2012, exercise the second option (“Option 2”) which would result in the parties entering into a joint venture (“JV”) through the formation of a special purpose entity (“SPE”) whereby Mineros would own an 85% interest in the SPE and the Company would own the remaining 15% interest in the SPE.  In the event that the parties do enter into the JV, the Company’s interest in the JV would be a 15% net profits interest that is on a carried, no capital costs basis, meaning that all capital equipment costs related to the development of the concession would be paid by Mineros. In addition to fulfilling the requirements under Option 1 above, Mineros would be required to expend a minimum of US$ 3,500,000 on exploration and development of the property underlying the Mining Rights in order to exercise Option 2.  Such costs would be the sole responsibility of Mineros and are not part of the JV.

In the event that Mineros exercised Option 1 and Option 2 described above and the parties formed the proposed JV, Mineros would be solely responsible for developing a feasible mining project and all necessary facilities for the extraction, crushing, processing and beneficiation of commercially valuable minerals, including all necessary facilities for compliance with applicable laws, including environmental laws governing mining activity in Peru. All necessary capital costs and investment required for the development of a feasible project are required to be supported exclusively by Mineros.  Mineros, as the operator, would further be required to maintain a true and correct set of records pertaining to the exploration and evaluation of the concessions and any resulting mining operation and provide written monthly reports to the Company. The Company would have the right, upon request, to audit any and all records of Mineros relating to the JV operations. The Company would have the right to monitor, at its own expense, all activities related to the JV performed by Mineros or its subcontractors which would include, but not be limited to, the right to make site inspections at any time; to bring experts and consultants on site to examine or evaluate completed work or work in progress; to examine the books, ledgers, documents, papers, and records pertinent to the agreement; and, to observe personnel in every phase of performance of the related work.

The Company can provide no assurance that this Agreement will result in the Company and Mineros entering into a joint venture agreement for the purpose of carrying out further development work and production on the Mineral Rights.  In addition, this Agreement should not be construed as any indication that the Company’s Peru GoldSands project contains alluvial gold in economical quantities that would support any commercial production.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The Company’s related press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description

10.1	Mineral Right Option and Joint Venture Agreement by and between Mineros S.A. and Goldsands Development Company made and entered into as of January 20, 2012

99.1	Press Release of Goldsands Development Company dated January 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goldsands Development Company

/s/          Michael Stocker
Name:   Michael Stocker
Title:     Chief Executive Officer
Date:     January 25, 2012